UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2014

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)	Retirement of Named Executive Officer

On January 10, 2014, SunOpta Inc. (the “Company”) and Allan Routh, Senior Vice President, Business Development of the Company, finalized arrangements for Mr. Routh’s retirement from employment with the Company and its subsidiaries effective January 31, 2014. Mr. Routh will continue to serve as a member of the Company’s Board of Directors and has entered into a three year consulting agreement with the one of the Company’s subsidiaries (as described below).

(e)	Compensatory Arrangement of Named Executive Officer

In connection with Mr. Routh’s retirement, he and the SunOpta Grains and Foods, Inc. (“SunOpta Grains”) entered into a Retirement and Consulting Agreement (the “Consulting Agreement”), whereby Mr. Routh will serve as a consultant for SunOpta Grains for a period of three years, from February 1, 2014 to January 31, 2017 (the “Consulting Period”). Mr. Routh will receive compensation under the Consulting Agreement at a rate of $2,000 per day, and will provide consulting services according to the following schedule: (i) 150 consulting days in year one, for total yearly compensation of $300,000; (ii) 75 consulting days in year two, for total yearly compensation of $150,000; and (iii) 25 consulting days in year three, for total yearly compensation of $50,000. SunOpta Grains has agreed to pay COBRA benefits on behalf of Mr. Routh for the first 18 months of the Consulting Period, and to allow Mr. Routh’s unvested stock options to continue to vest during the Consulting Period. The Consulting Agreement also contains provisions regarding non-competition, confidentiality and non-disclosure and release of claims.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher
Vice President, Chief Financial Officer

Date:	January 13, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retirement and Consulting Agreement, dated January 10, 2013, between SunOpta Grains and Foods, Inc. and Allan G. Routh